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                                                                    Exhibit 10.4

                                A G R E E M E N T

                The Professional Golfers' Association of America

                       LML Development Corp. of California

            THIS AGREEMENT is made this 5th day of March, 1984, by and between THE PROFESSIONAL GOLFERS' ASSOCIATION OF AMERICA (hereinafter the "PGA") and LML DEVELOPMENT CORP. OF CALIFORNIA (hereinafter "Landmark").

            WHEREAS, Landmark currently owns or controls approximately 1600 acres of land located near La Quinta, California, currently known as the Kennedy Ranch, which land is more fully described on Exhibit "A" attached hereto and made a part hereof (hereinafter the "Kennedy Ranch Property"); and

            WHEREAS, Landmark intends to develop and operate the Kennedy Ranch Property by, inter alia, constructing and selling residential, commercial, hotel, office and other facilities and, incidental thereto, developing and operating golf courses, golf clubs and related golf facilities (hereinafter collectively the "Kennedy Ranch Property Development"); and

            WHEREAS, the PGA is desirous of establishing offices in the area near La Quinta, California, in order to better enable the PGA to perform services for its members on the West Coast of the United States; and

            WHEREAS, the PGA is the owner of the initials "PGA" and certain other identifications, logos and tradenames containing such initials and is the owner of certain registered trademarks with respect to such initials (hereinafter all such initials, logos, tradenames and registered trademarks are referred to as the "PGA Marks"); and

            WHEREAS, the PGA has the right to license the use of the PGA Marks in connection with, inter alia, the promotion, sale, development and operation of the Kennedy Ranch Property Development, including, but not limited to, the right to license the use of the PGA Marks in combination with the word "West" for such purposes;

            NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the PGA and Landmark hereby agree as follows:

            1. (a) The PGA hereby grants to Landmark during the term of this Agreement an exclusive right and license (hereinafter the "License") to use the PGA Marks in combination with the word "West" (provided the word "West" is not significantly smaller than the word "PGA") in connection with the sales, promotion, advertising, development and/or operation of the Kennedy Ranch Property (and any additional land adjacent to
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or in the immediate vicinity of the Kennedy Ranch Property that may hereafter be added by Landmark to the Kennedy Ranch Property Development). In furtherance thereof, during the term of this Agreement, (i) the PGA shall not permit any other golf course, resort or real estate development located within the States of California or Arizona to utilize the words or names "PGA, or "PGA of American in its name or to otherwise use the words or names "PGA" or "PGA of America" in connection with the advertising or promotion thereof (except as used in conjunction with (x) the word "Tour" or (y) the name of a local PGA Section which covers the states of California or Arizona); and (ii) the PGA shall not permit any other golf course, resort or real estate development located within the United States to utilize the words or name "PGA West" in its name or to otherwise use the words or name "PGA West" in connection with the advertising or promotion thereof. The PGA agrees to take whatever legal or other action that may be necessary to prevent or prohibit another golf course, resort or real estate development from using the names or words "PGA," "PGA of America" and/or "PGA West" as stated above; and Landmark agrees to cooperate with the PGA in any such action provided the PGA reimburses Landmark for any reasonable expenses incurred by Landmark in connection therewith.

            (b) Landmark shall have the right to develop a PGA West emblem or logo for use in connection with the Kennedy Ranch Property Development; however, the PGA shall have the prior right to approve any such emblem or logo, which approval shall not be unreasonably withheld. Subsequent to the Termination Date (as hereinafter defined), any emblem or logo developed by Landmark that contains the words "PGA West" shall no longer be used by either party hereto.

            2. Once an appropriate championship caliber golf course and related golf facilities are developed to the PGA's reasonable satisfaction at the Kennedy Ranch Property Development, the PGA agrees to negotiate in good faith to make all necessary arrangements to conduct some or all of the following events at the Kennedy Ranch Property Development:

            (1) a PGA Championship;

            (2) a PGA Seniors Championship;

            (3) a Club Professional Championship;

            (4) the Ryder Cup Matches; and

            (5) the PGA Cup Matches.

            Holding any or all of the foregoing events at the Kennedy Ranch Property will depend on the execution of a mutually acceptable financial agreement between the PGA and Landmark.
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            3. The PGA shall exert reasonable and best efforts to promote and advertise the golf clubs and other developments now or hereafter located upon the Kennedy Ranch Property so as to further the success of the same; and, in connection therewith, the PGA agrees to utilize those periodicals, television times and other mediums of exposure at its disposal to effect such promotion.

            4. Landmark agrees to pay to the PGA, as consideration for the License, the sums set forth on Exhibit "B" attached hereto and made a part hereof, which sums shall be due and payable within thirty (30) days subsequent to a closing of a sale by Landmark of a residential unit or residential lot located upon the Kennedy Ranch Property to an original retail third party purchaser. Notwithstanding, sales of residential units and/or residential lots to developer(s) or builder(s) for further construction or development shall not be deemed sales of residential units or residential lots for the purposes of this paragraph; however, subsequent sales by such developer(s) or builder(s) of fully improved residential units or residential lots to original retail third party purchasers shall trigger the obligation of Landmark to pay to the PGA the sums set forth on Exhibit "B." In addition, beginning in the calendar year 1986, and continuing each successive year thereafter until all residential lots and residential units located upon the Kennedy Ranch Property have been sold, Landmark shall guarantee that, by the end of each such calendar year, the PGA will have received from fees generated from sales as aforesaid, on a cumulative basis, the sums set forth on Exhibit "C" attached hereto and made a part hereof. In the event sales of residential units and/or residential lots on the Kennedy Ranch Property do not generate such guaranteed sums, then Landmark shall pay to the PGA such monies as may be necessary to cover the amount so guaranteed for that particular year; and such monies so paid by Landmark shall be credited to sums due from Landmark on sales of residential lots or residential units occurring during subsequent years. Provided Landmark is using the name "PGA West" in the name of any golf club(s), golf course(s), hotel(s) and/or any other commercial, office or residential developments then located on the Kennedy Ranch Property at such time that all of the residential units and residential lots located upon the Kennedy Ranch Property have been sold, Landmark shall thereafter incur the obligation to pay unto the PGA the sum of $100,000.00 per year until the Termination Date (as hereinafter defined). As used herein, the term "Termination Date" shall mean the later of (a) the date on which all of the residential units and residential lots located on the Kennedy Ranch Property have been sold, or (b) the date on which Landmark ceases to use the name "PGA West" in the name of any golf club(s), golf course(s), hotel(s) and/or any other commercial, office or residential developments then located on the Kennedy Ranch property. As used herein, the terms "residential units" and "residential lots" shall not be deemed to include property and/or improvements which
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are or shall be utilized for hotel, motel or other transient accommodations, apartment use or the like.

            5. (a) Landmark agrees that, prior to the Termination Date, members of the PGA shall have (i) a non-exclusive right to use certain golf clubhouse facilities designated by Landmark and located upon the Kennedy Ranch Property, and (ii) priority with respect to the booking of tee times on an 18-hole golf course designated by Landmark and located upon the Kennedy Ranch Property, which priority shall begin seven (7) full days and end three (3) full days prior to the date of such tee time. Members of the PGA shall be charged prevailing greens fees and cart fees in effect at the time for such golf course unless otherwise agreed between the parties hereto. In addition, members of the PGA shall have the right to purchase golf club memberships upon prevailing terms and conditions in effect at the time for such golf club unless otherwise agreed between the parties.

            (b) The PGA shall have the right to request that a golf course located upon the Kennedy Ranch Property be closed to non-PGA players for PGA competitive events. Landmark shall reasonably comply with such requests, provided (i) such request is made at least ninety (90) days prior to the intended play date, (ii) a golf course (to be designated by Landmark) located upon the Kennedy Ranch Property has not been previously booked and is available for play on the requested play dates, and (iii) the PGA guarantees a minimum number of one hundred (100) players per day, who will pay such cart fees, range fees and greens fees as may be agrees upon between the PGA and Landmark.

            6. (a) At such time that all required governmental approvals have been obtained, Landmark agrees, upon the request of the PGA, to construct for the PGA an office structure (hereinafter the "PGA Building") containing at least 12,000 square feet but no more than 20,000 square feet (unless a larger structure is mutually agreed upon). The PGA Building shall be constructed on a mutually agreeable location on the Kennedy Ranch Property in conformance with mutually agreeable plans, specifications, construction cost estimates and construction timeframes, but the exterior of the PGA Building shall be subject to final architectural approval by Landmark to ensure harmonious design with the remainder of the Kennedy Ranch Property Development. At such time as the PGA Building is fully constructed and ready for occupancy by the PGA, the PGA Building, together with the legal parcel upon which it is locates (which shall be at least two acres) (such legal parcel, together with the PGA Building, hereinafter referred to as the "PGA Property"), shall be deeded unto the PGA free and clear of any liens or encumbrances which would materially adversely affect the intended use of the PGA Property for office purposes. Notwithstanding, it is agreed that the following restrictions shall be set forth in the transfer instrument of the PGA Property to the PGA:
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            (i) the PGA Property shall be restricted to use by the PGA and its staff and shall not be leased or subleased to third parties without the prior written consent of Landmark;

            (ii) the PGA Property shall not be subdivided nor shall any other building or structure be constructed thereon without the prior written consent of Landmark;

            (iii) Landmark, for itself, its legal representatives, successors and assigns, shall have, along with the PGA, its employees, guests and invitees, a non-exclusive parking and access easement over and across any parking lots or other parking facilities located upon the PGA Property; and

            (iv) in the event an acceptable offer is made to the PGA, by a bona fide third party, to purchase or acquire the PGA Property or any portion thereof or interest therein (hereinafter the "Purchase Offer"), the PGA shall deliver a copy of the Purchase Offer to Landmark, and Landmark shall thereafter have the exclusive prior right, for a period of thirty (30) days after receipt of a copy of the Purchase Offer, to purchase or acquire the estate or interest in or to the PGA Property designated in the Purchase Offer, on the terms of the Purchase Offer, by delivering to the PGA during said thirty (30)-day period, notice of Landmark's intention to exercise its first refusal rights (except that if the Purchase Offer price consists in whole or in part of consideration other than cash or a deferred payment, the fair market value of such other consideration shall be deemed payable in Cash). The first refusal rights of Landmark set forth in this clause "(iv)" shall not apply to transfers of the PGA Property, or portion thereof, to any parent corporation of the PGA or any subsidiary or sub-subsidiary thereof.

Notwithstanding the above, Landmark's obligations set forth in this Paragraph "6" shall be expressly conditioned upon the execution of a mutually agreeable financial agreement between the PGA and Landmark as to the repayment to Landmark of actual costs incurred in the construction of,the PGA Building (it being understood that the raw land costs relative to the PGA Building site shall be borne by Landmark and not passed on to the PGA).

            (b) The PGA Property shall be maintained by the PGA, at its sole cost and expense, in a good and attractive condition; however, in the event Landmark, its employees, guests or invitees utilize their rights to park on the PGA Property, Landmark agrees to bear its fair share (based on usage) of the maintenance costs of such parking lots or other parking facilities on the PGA Property. In the event the PGA does not so maintain the PGA Property, Landmark shall have the right to notify the PGA of such breach and if the same is not cured within a reasonable time, Landmark shall have the right to perform all necessary
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maintenance and to deduct the cost thereof from payments due to the PGA under this Agreement.

            7. Nothing contained herein shall be construed to restrict in any way the right of Landmark to contract with or enter into an agreement with any person, corporation, entity or other organization (including, without limitation, the PGA Tour) with respect to any participation by such person, corporation, entity or other organization in the advertising, sales, promotion, development and/or operation of the Kennedy Ranch Property.

            8. This Agreement may not be assigned by either party hereto without the prior written approval of the other party, which approval shall not be unreasonably withheld. Notwithstanding the above, either party hereto may assign this Agreement to its parent corporation or any subsidiary or sub-subsidiary thereof without the prior written consent of the other party. In addition, notwithstanding the above, Landmark shall have the exclusive right and option to sublicense the use of the name "PGA West" in connection with the Kennedy Ranch Property Development without the prior written approval of the PGA. In this regard, the PGA acknowledges that Landmark intends to sublicense the name "PGA West" with respect to one or more hotels and other commercial, office and residential developments in the Kennedy Ranch Property Development.

            9. (a) The PGA shall be consulted with regard to the design and operation of golf courses and golf clubhouses which are to be located on the Kennedy Ranch Property (hereinafter the "Golf Facilities"). Landmark shall be obligated to maintain the Golf Facilities up to standards of top rated country clubs in the area and the PGA shall have the right to notify Landmark in the event such standards are not being maintained. In addition, the PGA shall have the right, upon at least 24 hours prior written notice to Landmark and at reasonable intervals and during reasonable business hours, to inspect the Golf Facilities and other facilities owned and operated by Landmark and to which the name PGA West applies. In the event the PGA determines that goods or services sold or performed under this Agreement by Landmark or its sublicensees do not meet reasonable PGA standards of good quality, the PGA shall immediately notify Landmark in writing of those items to which it specifically objects in order that Landmark may take such steps as are reasonably necessary to cure such objections, provided the PGA hereby agrees that it shall not unreasonably object to any such goods or services or otherwise unreasonably exercise its quality review powers hereunder.

            (b) In the event an acceptable offer is made to Landmark, by a bona fide third party, to purchase or acquire the Golf Facilities or any portion thereof or interest therein (hereinafter the "Golf Facilities Purchase Offer"), Landmark shall deliver a copy of the Golf Facilities Purchase Offer to the
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PGA and the PGA shall have the exclusive prior right, for a period of thirty
(30) days after receipt of the copy of the Golf Facilities Purchase Offer to purchase or acquire the estate or interest in or to the Golf Facilities designated in the Golf Facilities Purchase Offer, on the terms of the Golf Facilities Purchase Offer, by delivering to Landmark, during said thirty
(30)-day period, notice of the PGA's intention to exercise its first refusal rights (except that if the Golf Facilities Purchase Offer price consists in whole or in part of consideration other than cash or a deferred payment, the fair market value of such other consideration shall be deemed payable in cash). The first refusal rights of the PGA set forth in this subparagraph "(b)" shall not apply to transfers of the Golf Facilities, or any portion thereof, (i) to any parent corporation of Landmark or any subsidiary or sub-subsidiary thereof, or (ii) to members or the membership of a "golf club" or "country club" utilizing the Golf Facilities or portion thereof so transferred.

            10. A breach of this Agreement shall consist of a material failure by either party to comply with its obligations set forth in this Agreement. Upon any breach hereunder, the injured party shall provide notice in the manner set forth in this Agreement to the breaching party, which notice shall specify in detail the nature of the breach, together with the recommended cure or remedy therefor. In the event the breach described in the notice is not cured within sixty (60) days after notice is sent (or if such breach cannot reasonably be cured within said sixty (60)-day period, then within such extended period of time as may be reasonably necessary to cure the same) then the injured party shall have, as its sole and exclusive remedy hereunder, the right to collect from the breaching party all actual damages incurred as a result of such breach. Notwithstanding, in the event the PGA breaches this Agreement, Landmark's right and license to the use of the name "PGA West" as stated herein shall continue in full force and effect in accordance with the terms of this Agreement.

            11. Landmark agrees to defend the PGA and its officers, directors, agents and employees and to hold each of them harmless from any and all damages, claims, demands or causes of action arising solely from the use by Landmark of the PGA Marks pursuant to the terms of this Agreement, provided Landmark is given timely notice of, and shall have the opportunity to participate in the defense of, any such claim, demand or cause of action. Notwithstanding the above, the PGA agrees to defend Landmark and its sublicensees, their officers, directors, agents and employees, and to hold them harmless from damages, claims, demands or causes of action for trademark infringement or other similar claims relating to the right of the PGA to license the PGA Marks or to the right of Landmark to use the PGA Harks as authorized in this Agreement, provided the PGA is given timely notice of, and shall have the opportunity to participate in the defense of, any such claim, demand or cause of action.
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            12. Any notices contemplated hereunder shall be given by letter addressed to the respective addresses shown below by depositing such letter in the United States mail, postage prepaid, return receipt requested; and such notice shall be deemed received on the third day thereafter. Any change of address shall be furnished to the other party by notice as provided herein.

      As to the PGA:

            100 Avenue of the Champions
            Palm Beach, Florida  33410

            Attention:  Executive Director

      As to Landmark:

            Post Office Box 1000
            La Quinta, California  92253

            Attention: Joe W. Walser, Jr., and Ernest O. Vossler

            13. This Agreement shall be governed and construed in accordance with the laws of the State of California.

            14. This Agreement contains the entire agreement of the parties and may not be altered or amended except in writing duly signed by the parties hereto. This Agreement shall supersede all previous communications, representations or agreements, either verbal or written, between the parties, including the letter agreement dated January 6, 1984, executed on January 8, 1984.

            15. Nothing herein shall be construed to make the parties hereto as partners or as Joint venturers, or either as agent of the other; and neither party shall have any power to obligate or bind the other in any manner whatsoever, except as expressly provided herein. Subject to any restrictions on assignment or sublicensing contained herein, this Agreement shall be binding on 3 all legal representatives, successors or assigns of either party.

            16. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

            17. This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and be one and the same instrument.
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            IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers, have executed this Agreement as of the date and year first above written.

                                     THE PROFESSIONAL GOLFERS'
                                       ASSOCIATION OF AMERICA


                                     By:
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                                     Title:
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                                     LML DEVELOPMENT CORP. OF CALIFORNIA


                                     By:
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                                     Title:
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